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                                                                 EXHIBIT (13)(d)

                               PURCHASE AGREEMENT

         The Glenmede Fund, Inc., a Maryland corporation (the "Company") and The Glenmede Trust Company ("Glenmede Trust"), a Pennsylvania trust company, hereby agree with each other as follows:

         1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Emerging Markets Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

         2. Glenmede Trust represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

         IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 12th day of December, 1994.

ATTEST:                                     THE GLENMEDE FUND, INC.

/s/Mary Ann B. Wirts                        By:/s/John W. Church. Jr.
-------------------------                   --------------------------
its: Exec. Vice President                   its:     President

ATTEST:                                     THE GLENMEDE TRUST COMPANY

/s/Kimberly C. Osborne                      By:/s/Mary Ann B. Wirts
-------------------------                   --------------------------
its: Asst. Vice President                   its: Vice President